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                                                                       EXHIBIT 5

                               HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109

                         617-526-6000 * FAX 617-526-5000

                                              April 25, 1997


Hybridon, Inc.
620 Memorial Drive
Cambridge, MA  02139

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) an aggregate principal amount of $50,000,000 of 9% Convertible Subordinated Notes Due 2004 (the "Notes") of Hybridon, Inc., a Delaware corporation (the "Company"), and
(ii) an aggregate of 7,486,631 shares (the "Shares" and, together with the Notes, the "Securities") of the Company's Common Stock, $.001 par value per share ("Common Stock"), consisting of 7,130,125 shares of Common Stock (the "Note Shares") issuable upon conversion of the Notes, and 356,506 shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants of the Company (the "Warrants").

     We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the ByLaws of the Company, as amended, and a copy of the Restated Certificate of Incorporation of the Company, as amended.

     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, facsimile or photostatic copies, and (iii) the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that (i) the Notes have been duly and validly authorized and issued, (ii) the Note Shares, when issued upon conversion of the Notes in accordance with the terms thereof, will be duly authorized and validly issued, fully paid and nonassessable, and (iii) the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof, will be duly authorized and validly issued, fully paid and non-assessable.


Washington, DC                   Boston, MA                          London, UK*
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              HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
  *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)

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Hybridon, Inc.
April 25, 1997
Page 2


     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP

                                                     Hale and Dorr LLP